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VOXX - Q2 2016 VOXX International Corp Earnings Call

EVENT DATE/TIME: OCTOBER 14, 2015 / 2:00PM GMT

C O R P O R A T E P A R T I C I P A N T S
Glenn Wiener VOXX International Corporation - IR, GW Communications Pat Lavelle VOXX International Corporation - Director, President & CEO Michael Stoehr VOXX International Corporation - Director, SVP & CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S
Sean McGowan Oppenheimer & Co. - Analyst
James Medvedeff Cowen and Company - Analyst

P R E S E N T A T I O N
Operator
Good day, ladies and gentlemen, and welcome to the VOXX International conference call. (Operator Instructions) As a reminder, today's conference is being recorded.

I would now like to introduce your host for today's conference, Mr. Glenn Wiener. Sir, please begin.

Glenn Wiener - VOXX International Corporation - IR, GW Communications
Thank you, Liz, and good morning, everyone. Welcome to VOXX International's fiscal 2016 second-quarter results conference call. Today's call is being webcast on our website, www.voxxintl.com, and can be accessed in the investor relations section of the site. We also have a replay available for those who are unable to join us this morning and the detail information was issued in our press release, which was issued, again, after market close.

We filed our Form 10-Q with the Securities and Exchange Commission and issued our press release over PRNewswire. Both documents can be found on our investor relations website in the news release section and under SEC filings, respectively.

Speaking for management this morning will be Pat Lavelle, President and CEO, and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both of them will be available for questions after our prepared remarks. Also joining us for the Q&A portion of the call is Jim

Demitrieus, CEO of EyeLock LLC.

Before I turn the call over to Pat, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal 2015 period ended February 28, 2015.

I would like to thank you all for the support. And at this time, I would like to turn the call over to our CEO, Pat Lavelle. Pat?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Thanks, Glenn, and good morning. Our second-quarter sales came in at approximately $5 million below the guidance we provided on our last call. Gross margins were in line, at 29.2%, and our overhead, excluding the intangible asset impairment charge taken in the quarter, came in at approximately $1.5 million higher than projections due primarily to a delay in NRE funds that will now be received in the third quarter.

Today I will review the 2Q results, cover 3Q product rollouts and then spend a little time discussing our acquisition in EyeLock. So let's start with the second quarter.

Sales came in at $154.2 million, down $23.2 million compared to the second quarter last year, but when factoring in the euro conversion, it was down $11.9 million. Within this, our automotive segment was essentially flat with prior quarters -- or the prior quarter, excluding the euro impact. Our OEM business was up and we had strong gains domestically in our rear seat entertainment business from VOXX Hirschmann. This was offset by lower aftermarket sales domestically.

In premium audio, sales were down $8.7 million or $7.3 million excluding the euro impact. We did not anniversary the launch of our Reference Series, which helped drive sales in last year's second quarter. And we had lower sales of soundbars and music systems as we transition to new products in the third and fourth quarters. We also grew our custom install business and will be increasing our focus here, where we have seen over a 20% year-over-year gain.

Our consumer accessories segment is also experiencing softness at retail in certain categories, with sales down $6.1 million or $4.6 million excluding the euro impact. Declines were primarily in the reception category, which was anticipated due to a reset of a particular SKU at Walmart. Universal remote controls were also impacted by lower TV sales.

On the positive side, our 808 brand continues to grow and expand in distribution. Since we launched the brand less than 2 years ago, we have shipped over 1.5 million 808 branded units and now hold a meaningful share in the under-$100 Bluetooth speaker category. Overall, 808 sales are up over 40% versus last year.

Our Acoustic Research lifestyle and outdoor speaker lines are also doing well -- flat for the quarter, but up 3% year to date. And of course, future quarters will include sales of the 360 action camera and EyeLock's nxT perimeter access products, which I will cover momentarily.

Our gross margins came in at 29.2%, which were down 30 basis points, but in line with our forecast. As usual, margins are affected by product mix and in the second quarter, lower sales in premium audio impacted consolidated gross margins. The premium audio segment did, however, have higher margins, up 420 basis points.

Our expenses of $51.8 million were approximately $500,000 above last year's second quarter, but this includes a $6.2 million intangible asset impairment charge as we revalued our premium audio projections. Mike will discuss the impairments in his remarks.

Excluding this charge, expenses were down $5.7 million or $1.9 million excluding the euro translation impact. We are controlling our expenses while still investing in R&D and adding to our engineering teams to drive technology development, particularly in our automotive segment. Additionally, as I mentioned in my opening remarks, we also anticipated approximately $1.1 million in NRE funds in the second quarter, which will now be realized in the third quarter.

Moving on to Q3. First in automotive, we began shipping our multi-digital tuner modules to Jaguar Land Rover in July, and we will begin shipping to Daimler Benz in December. Collectively, these two awards are expected to add over $50 million in new business annually.

Our antenna business continues to grow, as more and more wireless technology moves into the vehicle. We have a number of contracts in place for both 3G and 4G antennas. Some of this business is new and some contracts simply replace existing business. We began shipping 4G antennas to Audi and remain in discussions with the VW Audi group to provide 4G antenna programs for Porsche and Skoda as well.

Earlier this month, we were awarded new contracts from Daimler AG for three antenna systems, ranging from Bluetooth and Wi-Fi antennas, and for our new film antenna. Additionally, at the end of 2015, we will commence antenna deliveries to the Volvo commercial vehicle group, which also includes Renault and [Uzi] trucks from Japan. These new antenna contracts combined have a total value of over $65 million during the lifetime of the awards.

In rear seat entertainment, we announced last quarter our contract with Cadillac for our rear seat entertainment solutions for the Escalade. And have new contracts in place for our EVO-based RSE system with Mazda, Ford, and GM. Mazda shipments will begin in the first quarter of fiscal 2017 and Ford and GM are slated for model year 2018 with delivery in calendar year 2017.

Lastly, we recently were awarded our first contract for our wireless keyless entry keypad with GM. This initially will be released as an accessory for the Buick Enclave, Chevrolet Traverse, and GMC Terrain vehicles, with expected production beginning in the second quarter of calendar 2016. It's a $10 million award over a 3-year period and opens up opportunities for us to participate on other GM platforms and potentially for other OEMs as well.

As we entered fiscal 2016, Hirschmann had approximately $140 million in booked business. At this point, Hirschmann has over $170 million in booked business for fiscal 2017, and this does not include RFPs that are in process or any rear seat entertainment or remote start business. Or any business from our solar-powered asset tracking module, which I have discussed extensively on prior calls.

Since our last quarterly earnings call, VOXX Hirschmann combined has won over $95 million of new contracts, bringing the total value of awards won in our OEM group since we acquired Hirschmann to over $575 million. We believe our automotive segment is strong and positioned very well for future growth.

In premium audio, in October, Klipsch adds two new on-ear headphones to its Reference line, engineered for powerful performance and superior comfort, but at a lower price point to reach the high volume under-$100 market. In July, they launched two new ProSport in-ear headphones, engineered and priced to compete effectively for the fitness enthusiasts, at $79 and $59, respectively.

Additionally, we will introduce all-new Bluetooth in-ear monitors that we expect will strengthen and grow our in-ear line. We will also be launching a new high-end X Series model for limited distribution with a focus on fiscal year 2017.

The WiSA-enabled Reference Premiere wireless home theater speakers will launch this quarter. The system represents the next step in high performance, consumer-friendly home theater using the WiSA wireless compliance test specifications and comes with speakers utilizing the same driver and horn technology as Klipsch's Reference Premiere series.

Additionally, in the second quarter, Klipsch introduced its new Reference Premiere Dolby Atmos-enabled home theater speakers. These are high-performance systems used in movie theaters around the world, now customized for the home. And finally, Magnat in Europe introduced a new Bluetooth sounddeck, with built-in HDMI, and a new THX home theater system, which were received quite well at the recent IFA trade show in Berlin.

New products are not the only story in premium audio. Where, what, and how people buy audio products has changed, and we have modified our strategy in response. Despite a marketplace in flux, Klipsch has maintained its number one position in premium audio and its heritage for quality, high-performing sound. And that will not change. The steps we have taken will focus resources and expand our offerings in the new growing audio categories.

Our new Play-Fi multiroom streaming, our new high-definition theater solutions, and our new digital streaming music centers are all new products we believe will help boost our top-line performance. We will also be placing more emphasis on the custom installation channel, as this continues to be a growth area for us.

I covered a number of our new products within our consumer accessory segment on our last call, but will briefly highlight some of those and new products coming to market. Acoustic Research has a number of new indoor and outdoor Bluetooth speakers and has marketing programs designed to catch early spring buyers, kicking off the season with promotions at Costco US and Costco Canada.

808 audio, as I covered earlier, is growing rapidly and retail distribution continues to expand. We have added new customers, such as Fred Meyer stores, Target, and [Meyer], expanded distribution at Walmart and Lowe's, and have a number of holiday promotions in place at Sam's Club, Walmart, Target, and Amazon.

Both Best Buy and Walmart will be featuring our Terk and RCA branded digital antennas as part of their cut-the-cord displays during the holiday season. Singtrix will be featured at Sam's Club, Guitar Center, Fry's, and Toys R Us, and will be expanded to include all Target stores for the holiday season.

And 360fly, the panoramic action camera we have all been waiting for, will be launched at Best Buy locations next week. We have already shipped for the September preorders, and on October 18, it will be available at Best Buy locations nationwide in an exclusive campaign that will run through the holiday season. After that, we intend to open up distribution to select specialty stores and other major retailers.

There's a lot more to cover on the product side, but in the interest of time, I will move on to our acquisition of a controlling stake in biometric leader EyeLock. EyeLock has an IP portfolio with over 70 patents filed and 36 issued, with technology that can potentially create the most powerful cybersecurity solution available as well as logical and perimeter access solutions.

We acquired a majority interest in EyeLock and now control all of their IP and substantially all of their assets. Their technology and business model enables them to scale across multiple markets, and there is no doubt in our minds that iris biometrics will be one of, if not the chosen, method for authentication in the future. The market growth has been staggering, led by fingerprint biometrics, and overall is projected to grow to over $23 billion by 2020, with iris authentication estimated at over $2 billion.

Moving forward, iris authentication will become commonplace for consumers, enterprise, corporations, infrastructures, financial service institutions, government and defense agencies, automobile manufacturers, and for technology companies who may look to integrate iris authentication into routers, switches, set-top boxes, PCs, and mobile devices.

EyeLock already has an impressive global network in place and VOXX will play a role in the sale and marketing of their solutions. Some of their partners include Stanley Black & Decker, Tyco, G4S, and Protection 1 for their access control solutions. And to government agencies via MorphoTrust.

I'd like to give you a sense of some of the deals that we are pursuing. Blue-chip partners and global brands are either evaluating or have adopted EyeLock's technology in the verticals I just discussed, using iris authentication as a means to improve system and infrastructure security and for embedded technology applications. EyeLock is in discussions with leading government agencies and we hope to announce an award prior to year end or sometime in our fourth fiscal quarter.

EyeLock is in discussions with leading financial service companies as well and have been awarded a perimeter access contract with one, which we hope to be in a position to announce in our fiscal fourth quarter. And EyeLock is also in discussions with leading PC, tablet, and laptop makers about adding their technology in these devices.

The Internet of Things has made security a critical part of daily life, demanding more efficient means of protecting identities and assets. Jim Demetrius, CEO of EyeLock, is on the call with me today and he will be available during Q&A. We are very excited about EyeLock and look forward to working with Jim and his team to bring their solutions to market and for you, our investors, to build and enhance shareholder value.

In summary, our second quarter came in below plan, driven by softness at retail within certain groups. While the euro will continue to impact results, we do believe that our top line will show improvement next year, given the booked business we have in automotive, new products throughout premium audio, new products in consumer accessories, and new contributions from 360fly and EyeLock as well. And potential awards that we are pursuing, but not -- which have not yet materialized.

In terms of our 3Q outlook, we expect revenues to be approximately $200 million, gross margins to come in around 29.5%, and our operating expenses to be approximately $55 million, which includes the cash burn associated with EyeLock. Based on these assumptions, operating income should be around $4 million.

We are continuing to transition our business and entering into areas where we believe there is strong growth potential for the Company. Our automotive OEM business has a lot of potential, as does the biometric market. And we believe the new products we are showcasing for retail, like

360 imaging, digital and streaming audio, digital reception products and others, will position us for growth. With that said, our balance sheet remains in good position and we are continuing to look at deal flow to further enhance cash flow, income, and EBITDA.

I'm going to turn the call over to Mike now and he will provide just a few comments around our balance sheet. And then we will open it up for questions. Mike?

Michael Stoehr - VOXX International Corporation - Director, SVP & CFO
Thanks, Pat. Good morning, everyone. Pat provided the details around our second-quarter results, and our six-month results are detailed in both our earnings release and our Form 10-Q. If you have any questions on our midyear performance, we can cover this during the Q&A portion of our call.

What I will do, similar to last quarter, is to cover other income and expenses and then transition to the balance sheet. Interest and bank charges for both the three- and six-month periods were virtually unchanged: $1.6 million for the quarters and $3.2 million for 6-month comparisons.

Equity and income of equity investees was $1.5 million in both the fiscal 2016 and fiscal 2015 second quarter. And $3.1 million for the fiscal 2016 6-month period versus $3.4 million in the comparable period last year. The modest decline in the six-month period was principally due to a change in ASA's product mix.

The biggest variance is related to Venezuela, which I covered on prior calls. Venezuela currency valuation, net to the 3 and 6 months ended August 31, 2014, was $6.7 million, representing the remeasurement losses related to our Venezuelan bonds. The bonds were subsequently matured during the first quarter of fiscal 2016 and were paid.

Additionally, other net increased $500,000 for the quarter and $800,000 for the 6-month comparisons, principally due to foreign currency gains, interest income, and rental income. This resulted in total other income of $23,000 for the quarter versus total other expenses of $5.7 million and
$350,000 for the 6 months compared to $4.8 million in fiscal 2015.

As noted in our Form 10-Q, the effective tax rate for the fiscal 2016 second quarter was 35.8% compared to 42.2% in the comparable period last year. And for the 6-month period, the effective tax rate was 29.9% compared to 46.3%. The effective tax rate is different than the statutory rate, primarily due to a change in the Indiana state tax law, which resulted in our Indiana R&D credits no longer being realizable. The resulting tax provisions you see is a non-cash item, which I covered in detail on our prior conference calls.

The Company recorded an impairment charge during the second quarter of $6.2 million, and as a result, reported net loss for fiscal 2016 second quarter of $4.4 million and a net loss for the 6-month period of $5.1 million compared to a net loss of $2.7 million and $2.2 million for fiscal 2015 3- and 6-month periods.

I would like to know now discuss briefly the impairment charges. We evaluate the current carrying value of long-lived and intangible assets when events and circumstances warrant such a review. Fair value is determined by primarily using discounted cash flow methodology that requires considerable management judgment of long-term assumptions. Our estimate of net future cash flow is based upon historical experience and assumption of future trends, which may be different from actual results.

As a result of this type of analysis, based on the current results within our premium audio segment, we took an impairment charge of $6.2 million related to the indefinite live trademark. While we believe we have adjusted accordingly for current periods, there is always the potential that future periods would include further impairment charges based upon facts and circumstances as they occur, not just those related to the premium audio segment, but for all our business segments.

As Pat has discussed, we have made some changes within the premium audio segment and have several new products coming to market in the second half of the year we believe will help stabilize sales and improve operational efficiencies.

As to EBITDA, we reported an EBITDA loss of $1.7 million or adjusted EBITDA when factoring in the impairment of $4.8 million, as compared to fiscal 2015 second quarter, where we reported EBITDA of $1 million and adjusted EBITDA of $7.8 million. For the 6-month periods, EBITDA was $3 million and adjusted EBITDA was $9.7 million, taking into account the impairments as compared to $7.1 million and $14 million for fiscal 2015 6-month periods. Note: fiscal 2015 also included the Venezuela bond remeasurements.

Now to our balance sheet. Our cash position as of August 31, 2015, and February 28, 2015, was $8.5 million. Accounts receivable declined by $21.9 million and our inventory increased by $6.3 million. The decrease in AR was principally due to one: lower sales; two: change in foreign exchange rates; and three: the Company has several supply chain financing agreements -- factory agreements -- for the purpose of accelerating receivable collection and better management of cash flow. Our inventory was up primarily due to increases for seasonal programs and additional inventory for both Singtrix and 360fly.

Our total debt as of August 31, 2015, which is inclusive of all mortgages, capital leases, stood at $98.1 million compared to $102.3 million as of August 31, 2014. The change relates primarily to capital lease obligations, which were $1.7 million as of August 31, and $6 million for the corresponding year-ago period.

Our domestic bank obligations were $71.2 million versus $74 million at the end of last year's second quarter, a decline of approximately $2.8 million. The $71.2 million includes advances from our domestic bank lines for obligations related to EyeLock and Florida construction projects during the second quarter.

In July, we closed on a $10 million industrial development revenue tax exempt bond to finance part of the construction of our manufacturing facility and executive offices in Lake Nona, Florida. We will begin to make principal and interest payments beginning March 1, 2016, through March of 2026.

The construction loan is considered a revolving loan during the construction and would become a full mortgage when the building is completed and ready for occupancy. Further details can be found in our Form 10-Q under footnote 14b.

Additionally, last fiscal year, we made our initial investment in EyeSee360 for $3 million. And in the second quarter of fiscal 2016, increased this investment to $4.5 million as we acquired additional preferred stock shares, bringing our converted ownership position to 9.3% as of August 31, 2015.

Similarly, we invested $3 million in EyeLock in fiscal 2015. And during the 6 months ended August 31, 2015, prior to the completion of our acquisition, we loaned an additional $3.1 million to EyeLock in the form of secured short-term promissory notes. These notes are recorded within our other assets on our balance sheet.

On September 1, we announced the successful close of our acquisition of a controlling stake in EyeLock. The total purchase price, inclusive of all prior investments, was $20.2 million. And this provided us with a majority voting interest in the newly formed partnership EyeLock LLC. As of today, our bank lines, inclusive of EyeLock, is approximately $95 million.

We are reaching our high point for all-seasonal products being brought in for the third quarter and our debt position will come down in future periods. We currently have a $200 million senior secured credit facility available to the Company.

Total leverage at the end of fiscal 2016 second quarter was 2.88 versus 2.66 at the same period last year. We continue to look at potential acquisitions. And is our intent to use cash from operations to either pay down debt or continue to pursue complementary acquisitions.

This concludes my remarks. And I will open up the call for questions. Pat, you want to --?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Thank you, Mike. Operator?

Q U E S T I O N S A N D A N S W E R S
Operator
(Operator Instructions) Sean McGowan, Oppenheimer.

Sean McGowan - Oppenheimer & Co. - Analyst
I have a couple questions. Want to start with one I have asked before, Pat, on the automotive contracts. As you describe new business and what that is going to contribute, can you give us some sense of what the net effect is of old contracts that are running off? And basically, can you expect the automotive segment to show growth this year in local currencies?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes, we do expect to see growth in local currencies. One of the reasons why we showed the booked business: you can see we are winning $50 million roughly in new awards that are starting this year between the Daimler program and the Jaguar Land Rover program. Yet our booked business is up $30 million, $35 million.

So there, that's the natural trend of some business falling off as contracts come to the end-of-life and new contracts coming on. What we do see is that we are winning new business, and as this business comes on and as we look at what's coming off, we are seeing growth.

Sean McGowan - Oppenheimer & Co. - Analyst
So you are winning more than is rolling off? Is --?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes, absolutely.

Sean McGowan - Oppenheimer & Co. - Analyst
Okay, thanks. Second area -- I think there was an announcement recently of some key figures at Klipsch leaving. Was that expected?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
I'm sorry -- Klipsch?

Michael Stoehr - VOXX International Corporation - Director, SVP & CFO
The people [that were] dismissed (inaudible).

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Well, part of the strategy that we are employing now is obviously to look at some of the emerging categories and emerging markets. And we had to adjust to make sure that from an engineering standpoint, we had the teams in place to build the products that are necessary, but also from a marketing and sales standpoint to make sure that we had people that were familiar with these different market segments, had contacts and things like that, so that we can enter them and be successful.

Sean McGowan - Oppenheimer & Co. - Analyst
Okay. Last question then for Mike. Is the quarter that we are in now, the fiscal third quarter, is that the quarter where you expect to see the biggest negative currency impact during this fiscal year?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Well, it depends on what happens with the euro over the quarter. If the Fed raises rates, I think we are going to see an impact on the euro. But yes, it would have the biggest impact because it is our biggest quarter.

Sean McGowan - Oppenheimer & Co. - Analyst
Isn't it this time last year or September of last year when the euro collapsed the most? So it seems like this is the biggest headwind. I'm just trying to get a sense of when does this abate? Assuming rates stay where they are, should the fourth quarter be less of a drag than the third quarter?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes.

Michael Stoehr - VOXX International Corporation - Director, SVP & CFO
Yes.

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes.

Sean McGowan - Oppenheimer & Co. - Analyst
Okay. All right, thank you very much.

Operator
James Medvedeff, Cowen and Company.

James Medvedeff - Cowen and Company - Analyst
Couple questions about the guidance. Are you able to -- so that $200 million revenue for Q3 works out to down 10% or 10.5% year over year. Are you able to describe which segments -- aside from the euro impact, which segments are seeing the weakness and what is impacting that?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Well, the euro was the biggest impact on it. And it's going to impact all three segments, with the automotive segment being the biggest one that gets weakened by it because that's -- we do most of our business in the automotive segment in euros.

The accessory segment is expected to be up, primarily because of the introduction of our new 360 camera. We have inventory this year of Singtrix that is greater than we had last year, so we are projecting higher sales there. And then within our EyeLock program, which is falling into the accessory category, we are expecting to see some improvement there. So that's -- the area that we think may be still impacted will be premium audio, but not as what we have seen during the first half.

James Medvedeff - Cowen and Company - Analyst
Okay, thanks. So that's a decline of about $23 million year over year. Is the euro impact similar in magnitude like it was this quarter, like half of it?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes, if the euro stays where it is right now, it is down about 18% from its high. But the euro started to dip off last year in the third quarter. So I've got to look at the spread, but a big portion of any top-line revenue decreases going to be attributed to the drop in the euro. And especially if it gets worse as we go into October and whenever the Fed meets again and makes a decision.

James Medvedeff - Cowen and Company - Analyst
Right. Then -- so organically, we're still down 5% or so from the weakness that -- carrying through in the product categories and domestic aftermarket and that sort of thing, right?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Yes, yes, we continue to see weakness there. Until such time as new -- as such time as some of the new products come out.

James Medvedeff - Cowen and Company - Analyst
Yes. All right. I wanted to ask about the additional pipeline in the automotive market. You signed $95 million worth of contracts in the quarter. Actually, I had two questions about that. First of all, when do those kick in and how long do they last? And then secondly, what does the pipeline for additional -- have you burned up the pipeline or is the pipeline still growing?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
No, no, no, the pipeline is still growing and we are winning more business than contracts that are coming to end-of-life. The contracts start anywhere in the latter part of calendar year 2016 and run right through calendar year 2022, and depending on the contract, they run anywhere from 3 to 5 years. So that is one of the areas that we like about the OEM business is we can project out our business 3 to 5 years out based on the contract wins that we get.

James Medvedeff - Cowen and Company - Analyst
Okay. And then one final one in that same area. You noted in the press release that OEM margins were a little bit down, and you mentioned that might have something to do with timing. Could you just talk about that a little bit?

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Well, it's timing as some of -- within a lot of the contracts that we have with OEMs, as you get towards the latter part of a program, there is a discount structure from the beginning of the contract through to the end of the contract. So as some of the contracts get to close to end-of-life, the margins will come down because of the discount structure we built into it. But as new business is won and as we replace older contracts with newer, we expect to see margins improve.

James Medvedeff - Cowen and Company - Analyst
Perfect. Thank you very much.

Operator
I am showing no further questions in queue at this time. I would like to turn the call back to management for closing remarks.

Pat Lavelle - VOXX International Corporation - Director, President & CEO
Okay. Well, if there are no more questions, I would like to thank you for your interest in VOXX. We believe we are positioned well to expand business in the coming quarters and years and we look forward to seeing some of the plans that we have laid out come to fruition. So once again thank you, and have a good day.

Operator
Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program and you may now disconnect. Everyone have a great day.